Exhibit 4.2
Description of the Registrant’s Securities
Registered Pursuant to Section 12 of the
Securities Exchange Act of 1934

The following is a description of the common stock, $0.001 par value per share (“Common Stock”) of PFSweb, Inc. (the “Company,” “we,” “our,” or “us”) , which is the only security of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended. The following summary description is based on the provisions of our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), our Amended and Restated Bylaws, (the “Bylaws”), and the applicable provisions of the Delaware General Corporation Law (the “DGCL”). This information may not be complete in all respects and is qualified entirely by reference to the provisions of our Certificate of Incorporation, our Bylaws and the DGCL.  Our Certificate of Incorporation and our Bylaws are filed as exhibits to this Annual Report on Form 10-K.

Authorized Shares

As of December 31, 2019, had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, our common stock, par value $0.001 per share. Pursuant to our Certificate of Incorporation, our capital stock consists of 36,000,000 authorized shares, of which 35,000,000 shares, par value $0.001 per share, are designated as “common stock” and 1,000,000 shares, par value $1.00 per share, are designated as “preferred stock.”

Common Stock

Voting Rights. Except as otherwise required by applicable law or our Certificate of Incorporation, the holders of our common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders generally.

Dividend Rights. Subject to applicable law and the rights of holders of any outstanding series of preferred stock, all shares of our common stock are entitled to share equally in any dividends our board of directors may declare from legally available sources.

Rights. Each holder of our common stock outstanding as of July 6, 2000 and thereafter received a dividend distribution consisting of one preferred stock purchase right (“Right”) entitling such holder to purchase from the Company one one-thousandth of a share of preferred stock at an exercise price of $65, subject to adjustment. The Rights are not currently exercisable, but would become exercisable if certain events occurred relating to a person or group acquiring or attempting to acquire 20 percent or more of the Company’s outstanding shares of common stock pursuant to the terms and conditions of a Rights Agreement between the Company and ChaseMellon Shareholder Services, L.L.C. dated as of June 8, 2000 (the “Rights Agreement”). The Rights Agreement expires 30 days after the Company’s 2021 Annual Meeting unless continuation of the Rights Agreement is approved by the stockholders of the Company at the 2021 Annual Meeting.

Liquidation Rights. Upon our liquidation, dissolution or winding up, whether voluntary or involuntary, after payment or provision of any of our debts and other liabilities, and subject to the rights of any holders of any outstanding series of preferred stock, all shares of our common stock are entitled to share equally in the assets available for distribution to stockholders.

Other Matters. Holders of our common stock have no preemptive or conversion rights nor any redemption provisions.

Preferred Stock

Pursuant to our Certificate of Incorporation, our board of directors is authorized, by resolution or resolutions, to provide, out of the authorized but unissued shares of preferred stock, for the issuance from time to time of shares of preferred stock in one or more series and, by filing a certificate of designation with the Secretary of State of the State of Delaware in accordance with the DGCL, to establish the number of shares to be included in each such series and the powers (including voting powers, if any), designations, preferences and relative, participating, optional or other special rights (if any), and any qualifications, limitations or restrictions thereof, of each series as our board of directors from time to time may adopt by resolution. Each series of preferred stock will consist of an authorized number of shares as will be stated and expressed in the certificate of designations providing for the creation of the series.

Composition of Board of Directors; Election and Removal of Directors

In accordance with our Certificate of Incorporation and our Bylaws, the number of directors comprising our board of directors is determined from time to time exclusively by our board of directors; provided that the number of directors shall not be less than the minimum number authorized by the DGCL.

Currently, the total number of directors constituting the board of directors is nine. Each director is to hold office for a one year term and until the annual meeting of stockholders until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Any vacancy on our board of directors will be filled by the affirmative vote of a majority of the remaining directors, although less than a quorum, or by an affirmative vote, at any annual meeting or special meeting stockholders called for the purpose of filling such directorship, of the holders of a majority of the outstanding share of each class of capital stock then entitled to vote in person or by proxy at an election of such directors.

Certificate of Incorporation and Bylaw Provisions

Provisions of our Certificate of Incorporation and Bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Among other things, our Certificate of Incorporation and Bylaws:

▪	provide that special meetings of our stockholders may be called only by the chairman of the board or the majority of our board of directors;

▪
provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder’s notice;

▪
requires the approval of the holders of at least seventy-five (75%) of the outstanding shares of each class of capital stock of the Company then entitle to vote thereon to (i) amend, alter or repeal any one or more articles of the Certificate of Incorporation of the Company or (ii) take action by written consent of stockholders without a meeting; and

▪
provide that the board of directors, upon a majority vote, may make, adopt, alter, amend or repeal the Bylaws of the Company, subject to the right of stockholders entitled to vote thereon to adopt, alter, amend or repeal such Bylaws or make new Bylaws solely upon the affirmative vote of holders at least seventy-five (75%) of the outstanding shares of each class of capital stock of the Company then entitle to vote thereon.

Certain Corporate Anti-takeover Provisions

Certain provisions in our amended and restated certificate of incorporation and amended and restated bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Delaware Takeover Statute

Our Certificate of Incorporation provides that we are subject to Section 203 of the DGCL Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

▪
prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

▪
the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of voting stock outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

▪
on or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

▪	any merger or consolidation involving the corporation and the interested stockholder;

▪	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

▪	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

▪
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

▪	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination and any entity or person affiliated with or controlling or controlled by the entity or person.

Listing

Our shares of common stock are listed on NASDAQ under the symbol “PFSW.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Shareowner Services LLC.